Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS SECOND QUARTER 2017 RESULTS
Sequential Improvements Highlight Progress on Strategic Plan
______________________________________ ________
Plano, Texas, July 26, 2017 - Rent-A-Center, Inc. (the "Company") (NASDAQ/NGS: RCII) today announced results for the quarter ended June 30, 2017.

“We continued to make progress executing our strategic plan during the second quarter, delivering sequential improvements in same store sales in both the Core U.S. and Acceptance Now businesses. While we are on a positive trajectory, given the portfolio nature of the business it will take time for the results to fully materialize,” said Mark Speese, Chief Executive Officer of Rent-A-Center. “A number of new initiatives were implemented during the quarter which are expected to continue our positive momentum by further improving execution and enhancing the customer experience. Looking forward, we are confident in our ability to fully realize the value creation opportunities of our strategic plan and we will continue to take actions that we believe are in the best interests of our stockholders.”
Progress on Strategic Plan
During the second quarter of 2017, Rent-A-Center saw improved results following the execution of several targeted initiatives. The new value proposition, which was implemented in the first quarter, continued to be optimized with refinements across both Company operated domestic segments. In the Core U.S. segment, an employee co-worker profit sharing program was implemented to reinforce the focus on quality and execution. The Company also improved its inventory mix through a customer-centric assortment strategy focused on aspirational products. Additionally, in order to improve the customer experience, the Company launched a mystery shopper program.

•	Core U.S. same store sales for the quarter improved sequentially by 230 basis points

•	Acceptance Now same store sales for the quarter improved sequentially by 380 basis points

•	The year over year change in Core U.S. merchandise on rent improved sequentially by 380 basis points

•	Average monthly rate of new agreements for June improved by 5.7 percent versus prior year

•	Higher end product comprised over 65 percent of product received in stores across major categories for the quarter

•	Annualized co-worker turnover for June improved 19.5 percentage points versus prior year
Consolidated Overview
Explanations of performance are excluding special items and compared to the prior year unless otherwise noted.
On a consolidated basis, total revenues were $677.6 million versus $749.6 million in the second quarter of last year. Consolidated same store sales improved 40 basis points versus the first quarter of 2017 due to the progress made on executing the Company’s initiatives. Diluted loss per share, on a GAAP basis, was $0.17 compared to diluted earnings per share of $0.19 in the second quarter of last year.
Excluding special items, the Company’s diluted loss per share was $0.01 and the Company generated $28.9 million in adjusted EBITDA in the second quarter. Adjusted EBITDA as a percent of revenue decreased 20 basis points versus the first quarter.
For the six months ended June 30, 2017, the Company generated $111.9 million of cash from operations and ended the second quarter with $73.8 million of cash and cash equivalents. On July 20, 2017, the Company paid a quarterly dividend for the second quarter of 2017 in the amount of $0.08 per share and also reduced its outstanding debt balance by $15.6 million in the second quarter. The Company also executed an amendment to its credit facility, providing the Company with the liquidity and flexibility to implement its strategic plan.
Segment Operating Performance
CORE U.S. second quarter revenues of $457.0 million decreased 13.9 percent primarily due to lower same store sales and the rationalization of the Core U.S. store base in the prior year. Gross profit as a percent of total revenue decreased 260 basis points due to targeted pricing actions implemented to right size the inventory mix and changes from the new value proposition. Labor decreased $19.4 million driven by lower store count and insurance expenses. However, labor as a percent of store revenue increased primarily due to sales deleverage. Other store expenses decreased

$17.6 million driven by lower store count and lower skip/stolen losses. Other Expenses, as a percent of store revenue, increased primarily due to sales deleverage.
ACCEPTANCE NOW second quarter revenues of $203.3 million increased 1.9 percent primarily due to the same store sales increase of 6.7 percent offset by revenue declines due to store closures. Gross profit as a percent of total revenue versus prior year decreased 170 basis points due to lower gross profit on merchandise sales resulting from a focused effort to encourage ownership and reduce returned product.  Labor, as a percent of store revenue, improved 90 basis points versus prior year. Other store expenses, as a percent of store revenue, increased by 60 basis points primarily driven by sales deleverage, offset by lower skip/stolen losses which decreased by 70 basis points.
MEXICO second quarter revenues decreased 9.7 percent primarily due to lower same store sales. Gross profit as a percent of total revenue versus prior year improved 30 basis points driven by higher merchandise sales gross margin due to pricing initiatives. Operating profit was $0.13 million.
FRANCHISING second quarter revenues decreased 14.6 percent due to a lower amount of merchandise sold to the Company’s franchise partners and operating profit was $1.1 million.
CORPORATE operating expenses increased compared to prior year primarily driven by incentive compensation accrued at a higher rate versus prior year and higher depreciation brought about by the implementation of the new point of sale system in 2016.
SAME STORE SALES
(Unaudited)

Table 1
Period	Core U.S.	Acceptance Now	Mexico	Total
Three Months Ended June 30, 2017	(10.2)%	6.7%	(6.9)%	(7.4)%
Three Months Ended March 31, 2017	(12.5)%	2.9%	(6.0)%	(7.8)%
Three Months Ended June 30, 2016	(6.9)%	(0.7)%	12.7%	(4.9)%
Note: Revised Same Store Sales Methodology - Same store sales generally represents revenue earned in stores that were operated by us for 13 months or more and are reported on a constant currency basis. Under the revised methodology, the Company excludes from same store sales base any store that receives a certain level of customer accounts from closed stores or acquisitions. The receiving store will be eligible for inclusion in the same store sales base in the twenty-fourth full month following the account transfer. The Company believes these modifications better align its same store sales calculation with the methods used by other rent-to-own companies.

KEY OPERATING METRICS
(Unaudited)

Table 2	Same Store Sales	Delinquencies		Annualized Co-worker Turnover		Average Monthly Rate of New Agreements
Segment	Change vs 2016 (%)	2017	Sequential Change (BPS)	2017	Change vs 2016 (PPT)	Change vs 2016 (%)
Core U.S.
April	(13.0)%	6.5%	40	83.4%	(15.9)	(3.8)%
May	(9.9)%	6.5%	0	84.1%	(18.8)	1.0%
June	(7.7)%	7.1%	60	86.1%	(19.5)	5.7%

Acceptance Now
April	5.5%	7.9%	(90)
May	6.0%	7.2%	(70)
June	8.6%	8.1%	90
Note: In the Core U.S. segment delinquencies represent the percent of customer agreements greater than 7 days past due. In the Acceptance Now segment delinquencies represent the percent of customer agreements greater than 32 days past due.
Non-GAAP Reconciliation
To supplement the Company's financial results presented on a GAAP basis, Rent-A-Center uses the non-GAAP measures ("special items”) indicated in Table 3 below, which primarily excludes charges in the second quarter of 2017 for the closure of Acceptance Now locations, incremental legal and advisory fees, debt refinancing charges, and discrete income tax items. Gains or charges related to sales of stores, store closures, and discrete adjustments to tax reserves will generally recur with the occurrence of these events in the future. The presentation of these financial measures is not in accordance with, or an alternative for, accounting principles generally accepted in the United States and should be read in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP. Rent-A-Center management believes that excluding special items from the GAAP financial results provides investors a clearer perspective of the Company's ongoing operating performance and a more relevant comparison to prior period results.
Please see the Company's earnings press release dated May 1, 2017 for additional information related to non-GAAP diluted loss per share excluding special items used to calculate the sequential improvements contained in this press release.
Reconciliation of net (loss) earnings to net earnings excluding special items:

Table 3	Three Months Ended		Three Months Ended
	June 30, 2017		June 30, 2016
(in thousands, except per share data)	Amount	Per Share	Amount	Per Share
Net (loss) earnings	$(8,893)	$(0.17)	$9,946	$0.19
Special items, net of taxes:
Other charges (1)	7,105	0.14	12,005	0.22
Debt refinancing charges	1,239	0.02	—	—
Discrete income tax items	(47)	—	(205)	—
Net (loss) earnings excluding special items	$(596)	$(0.01)	$21,746	$0.41
(1) Other charges for the three months ended June 30, 2017 and 2016 primarily includes charges, net of tax, related to the closure of Core U.S. and Acceptance Now locations, and incremental legal and advisory fees. Charges related to store closures are primarily comprised of losses on rental merchandise, lease obligation costs, employee severance, asset disposals, and miscellaneous costs incurred as a result of the closure.
2017 Outlook
The Company is not providing annual guidance as it relates to revenue or diluted earnings per share for 2017. In an effort to enhance transparency regarding the Company’s results and turnaround efforts, the Company has shifted to a monthly report of key operating metrics (Table 2). The Company believes these changes will provide the investment community meaningful insight into the progress the Company is making on its turnaround.

Webcast Information
Rent-A-Center, Inc. will host a conference call to discuss the second quarter results, guidance and other operational matters on Thursday morning, July 27, 2017, at 8:30 a.m. ET. For a live webcast of the call, visit http://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website. Residents of the United States and Canada can listen to the call by dialing (800) 399-0012. International participants can access the call by dialing (404) 665-9632.
About Rent-A-Center, Inc.
A rent-to-own industry leader, Plano, Texas-based, Rent-A-Center, Inc., is focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable products such as consumer electronics, appliances, computers, furniture and accessories, under flexible rental purchase agreements with no long-term obligation. The Company owns and operates approximately 2,600 stores in the United States, Mexico, Canada and Puerto Rico, and approximately 1,300 Acceptance Now kiosk locations in the United States and Puerto Rico. Rent-A-Center Franchising International, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 230 rent-to-own stores operating under the trade names of "Rent-A-Center", "ColorTyme", and "RimTyme". For additional information about the Company, please visit our website at www.rentacenter.com.
Forward Looking Statements
This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," "believe," or “confident,” or the negative thereof or variations thereon or similar terminology. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, there can be no assurance that such expectations will occur. The Company's actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the general strength of the economy and other economic conditions affecting consumer preferences and spending; factors affecting the disposable income available to the Company's current and potential customers; changes in the unemployment rate; difficulties encountered in improving the financial and operational performance of the Company's business segments; the Company's chief executive officer and chief financial officer transitions, including the Company's ability to effectively operate and execute its strategies during the interim period and difficulties or delays in identifying and/or attracting a permanent chief financial officer with the required level of experience and expertise; failure to manage the Company's store labor and other store expenses; the Company’s ability to develop and successfully execute strategic initiatives; disruptions, including capacity-related outages, caused by the implementation and operation of the Company's new store information management system, and its transition to more-readily scalable, “cloud-based” solutions; the Company's ability to develop and successfully implement digital or E-commerce capabilities, including mobile applications; disruptions in the Company's supply chain; limitations of, or disruptions in, the Company's distribution network; rapid inflation or deflation in the prices of the Company's products; the Company's ability to execute and the effectiveness of a store consolidation, including the Company's ability to retain the revenue from customer accounts merged into another store location as a result of a store consolidation; the Company's available cash flow; the Company's ability to identify and successfully market products and services that appeal to its customer demographic; consumer preferences and perceptions of the Company's brand; uncertainties regarding the ability to open new locations; the Company's ability to acquire additional stores or customer accounts on favorable terms; the Company's ability to control costs and increase profitability; the Company's ability to retain the revenue associated with acquired customer accounts and enhance the performance of acquired stores; the Company's ability to enter into new and collect on its rental or lease purchase agreements; the passage of legislation adversely affecting the Rent-to-Own industry; the Company's compliance with applicable statutes or regulations governing its transactions; changes in interest rates; adverse changes in the economic conditions of the industries, countries or markets that the Company serves; information technology and data security costs; the impact of any breaches in data security or other disturbances to the Company's information technology and other networks and the Company's ability to protect the integrity and security of individually identifiable data of its customers and employees; changes in the Company's stock price, the number of shares of common stock that it may or may not repurchase, and future dividends, if any; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company's effective tax rate; fluctuations in foreign currency exchange rates; the Company's ability to maintain an effective system of internal controls; the resolution of the Company's litigation; and the other risks detailed from time to time in the Company's SEC reports, including but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2016, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2017. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Investors:
Rent-A-Center, Inc.
Maureen Short
Interim Chief Financial Officer
972-801-1899
maureen.short@rentacenter.com
or
Media:
Joele Frank, Wilkinson Brimmer Katcher
Kelly Sullivan / James Golden / Matt Gross / Aura Reinhard
212-355-4449

Rent-A-Center, Inc. and Subsidiaries
Please see the Company's earnings press release dated May 1, 2017 for the non-GAAP reconciliation of consolidated adjusted EBITDA in the prior quarterly period which was used to calculate the sequential improvements contained in this press release.
STATEMENT OF EARNINGS (LOSS) HIGHLIGHTS - UNAUDITED

Table 4	Three Months Ended June 30,
	2017		2017	2016		2016
	Before		After	Before		After
	Special Items		Special Items	Special Items		Special Items
	(Non-GAAP		(GAAP	(Non-GAAP		(GAAP
(In thousands, except per share data)	Earnings)		Earnings)	Earnings)		Earnings)
Total revenues	$677,635		$677,635	$749,619		$749,619
Operating profit (loss)	10,231	(1)	(873)	46,399	(3)	27,550
Net (loss) earnings	(596)	(1)(2)	(8,893)	21,746	(3)	9,946
Diluted (loss) earnings per common share	$(0.01)	(1)(2)	$(0.17)	$0.41	(3)	$0.19
Adjusted EBITDA	$28,939		$28,939	$67,175		$67,175
Reconciliation to Adjusted EBITDA:
(Loss) earnings before income taxes	$(873)	(1)(2)	$(13,913)	$34,770	(3)	$15,921
Add back:
Other charges	—		11,104	—		18,849
Debt refinancing charges	—		1,936	—
Interest expense, net	11,104		11,104	11,629		11,629
Depreciation, amortization and impairment of intangibles	18,708		18,708	20,776		20,776
Adjusted EBITDA	$28,939		$28,939	$67,175		$67,175
(1) Excludes the effects of approximately $11.1 million of pre-tax charges primarily related to the closure of Acceptance Now locations, and incremental legal and advisory fees. These charges reduced net earnings and net earnings per diluted share for the three months ended June 30, 2017, by approximately $7.1 million and $0.14, respectively.
(2) Excludes the effects of $1.9 million of pre-tax debt refinancing charges reducing net earnings and net earnings per diluted share for the three months ended June 30, 2017, by approximately $1.2 million and $0.02, respectively.
(3) Excludes the effects of $18.8 million of pre-tax charges primarily related to the closure of Core U.S. stores. These charges reduced net earnings and net earnings per diluted share for the three months ended June 30, 2016, by approximately $12.0 million and $0.22, respectively.

SELECTED BALANCE SHEET HIGHLIGHTS - UNAUDITED

Table 5	June 30,
(In thousands)	2017	2016
Cash and cash equivalents	$73,831	$88,170
Receivables, net	64,379	64,402
Prepaid expenses and other assets	56,363	63,177
Rental merchandise, net
On rent	706,086	780,934
Held for rent	200,223	225,350
Goodwill	55,424	207,027
Total assets	1,472,598	1,756,242

Senior debt, net	$97,579	$187,864
Senior notes, net	538,118	536,833
Total liabilities	1,223,801	1,340,623	(1)
Stockholders' equity	248,797	415,619	(1)
(1) Total liabilities and stockholders' equity for the second quarter of fiscal year 2016 are revised for the correction of a deferred tax error associated with our goodwill impairment reported in the fourth quarter of 2015 as discussed in our Annual Report on Form 10-K for the year ended December 31, 2016.

Rent-A-Center, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS (LOSS) - UNAUDITED

Table 6	Three Months Ended June 30,
(In thousands, except per share data)	2017		2016
Revenues
Store
Rentals and fees	$575,411		$645,710
Merchandise sales	76,773		76,777
Installment sales	17,657		17,672
Other	2,519		3,280
Total store revenues	672,360		743,439
Franchise
Merchandise sales	3,214		4,023
Royalty income and fees	2,061		2,157
Total revenues	677,635		749,619
Cost of revenues
Store
Cost of rentals and fees	159,276		169,139
Cost of merchandise sold	77,055		70,903
Cost of installment sales	5,708		5,662
Total cost of store revenues	242,039		245,704
Franchise cost of merchandise sold	3,063		3,757
Total cost of revenues	245,102		249,461
Gross profit	432,533		500,158
Operating expenses
Store expenses
Labor	179,447		199,992
Other store expenses	177,050		192,856
General and administrative expenses	47,097		40,135
Depreciation, amortization and impairment of intangibles	18,708		20,776
Other charges	11,104	(1)	18,849	(2)
Total operating expenses	433,406		472,608
Operating (loss) profit	(873)		27,550
Debt refinancing charges	1,936		—
Interest expense	11,263		11,737
Interest income	(159)		(108)
(Loss) earnings before income taxes	(13,913)		15,921
Income tax (benefit) expense	(5,020)		5,975
Net (loss) earnings	$(8,893)		$9,946
Basic weighted average shares	53,292		53,092
Basic (loss) earnings per common share	$(0.17)		$0.19
Diluted weighted average shares	53,292		53,381
Diluted (loss) earnings per common share	$(0.17)		$0.19
(1) Includes approximately $11.1 million of pre-tax charges primarily related to the closure of Acceptance Now locations, and incremental legal and advisory fees.
(2) Includes $18.8 million of pre-tax charges primarily related to the closure of Core U.S. stores.

Rent-A-Center, Inc. and Subsidiaries

SEGMENT INFORMATION HIGHLIGHTS - UNAUDITED

Table 7	Three Months Ended June 30,
(In thousands)	2017	2016
Revenues
Core U.S.	$457,025	$530,612
Acceptance Now	203,321	199,516
Mexico	12,014	13,311
Franchising	5,275	6,180
Total revenues	$677,635	$749,619

Table 8	Three Months Ended June 30,
(In thousands)	2017	2016
Gross profit
Core U.S.	$318,006	$383,129
Acceptance Now	103,934	105,352
Mexico	8,381	9,254
Franchising	2,212	2,423
Total gross profit	$432,533	$500,158

Table 9	Three Months Ended June 30,
(In thousands)	2017		2016
Operating profit
Core U.S.	$30,980		$38,715	(3)
Acceptance Now	18,597	(1)	27,547
Mexico	(41)		572
Franchising	1,092		1,425
Total segments	50,628		68,259
Corporate	(51,501)	(2)	(40,709)
Total operating (loss) profit	$(873)		$27,550
(1) Includes approximately $7.3 million of pre-tax charges related to the closure of Acceptance Now locations.
(2) Includes approximately $3.3 million of pre-tax charges primarily related to incremental legal and advisory fees.
(3) Includes $18.8 million of pre-tax charges primarily related to the closure of Core U.S. stores.

Table 10	Three Months Ended June 30,
(In thousands)	2017	2016
Depreciation, amortization and impairment of intangibles
Core U.S.	$7,882	$10,563
Acceptance Now	629	828
Mexico	526	864
Franchising	44	44
Total segments	9,081	12,299
Corporate	9,627	8,477
Total depreciation, amortization and impairment of intangibles	$18,708	$20,776

Table 11	Three Months Ended June 30,
(In thousands)	2017	2016
Capital expenditures
Core U.S.	$8,600	$3,456
Acceptance Now	612	305
Mexico	24	76
Total segments	9,236	3,837
Corporate	8,875	9,906
Total capital expenditures	$18,111	$13,743

Table 12	On Rent at June 30,		Held for Rent at June 30,
(In thousands)	2017	2016	2017	2016
Rental merchandise, net
Core U.S.	$373,907	$442,103	$181,773	$211,011
Acceptance Now	318,099	323,618	11,477	5,915
Mexico	14,080	15,213	6,973	8,424
Total rental merchandise, net	$706,086	$780,934	$200,223	$225,350

Table 13	June 30,
(In thousands)	2017	2016
Assets
Core U.S.	$781,141	$1,031,773
Acceptance Now	396,092	400,161
Mexico	33,978	35,399
Franchising	2,402	2,619
Total segments	1,213,613	1,469,952
Corporate	258,985	286,290
Total assets	$1,472,598	$1,756,242

Rent-A-Center, Inc. and Subsidiaries

LOCATION ACTIVITY - UNAUDITED

Table 14	Three Months Ended June 30, 2017
	Core U.S.	Acceptance Now Staffed	Acceptance Now Direct	Mexico	Franchising	Total
Locations at beginning of period	2,453	1,389	96	131	229	4,298
New location openings	—	70	3	—	—	73
Acquired locations remaining open	—	—	—	—	—	—
Conversions	—	(8)	8	—	—	—
Closed locations
Merged with existing locations	(13)	(262)	—	—	—	(275)
Sold or closed with no surviving location	(3)	—	(1)	—	(1)	(5)
Locations at end of period	2,437	1,189	106	131	228	4,091
Acquired locations closed and accounts merged with existing locations	1	—	—	—	—	1

Table 15	Three Months Ended June 30, 2016
	Core U.S.	Acceptance Now Staffed	Acceptance Now Direct	Mexico	Franchising	Total
Locations at beginning of period	2,662	1,436	526	129	227	4,980
New location openings	—	50	42	—	1	93
Acquired locations remaining open	—	—	—	—	—	—
Conversions	—	(4)	4		—	—
Closed locations
Merged with existing locations	(174)	(108)	—	—	—	(282)
Sold or closed with no surviving location	(10)	—	(27)	—	—	(37)
Locations at end of period	2,478	1,374	545	129	228	4,754
Acquired locations closed and accounts merged with existing locations	1	—	—	—	—	1